EXHIBIT 10.1

CONTRACTOR/CONSULTANT:	■ Gregory Berk
BIND CONTACT:	■ Scott Minick
EFFECTIVE DATE:	■ January 15, 2014

CONSULTING AGREEMENT

This Consulting Agreement (together with its attachments, this “Agreement”) made as of the date written above (the “Effective Date”) is between BIND Therapeutics, Inc., a Delaware corporation having an address at 325 Vassar St, Cambridge, MA 02139; (“BIND”) and the consultant named on the signature page (“Consultant”). BIND desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to BIND, all as provided in this Agreement.

1.	Definitions. The following terms have the meanings set forth below:

1.1	“Business Terms Exhibit” means the business terms and conditions and other agreements set forth in the attached exhibit, which are incorporated herein by reference.

1.2	“Confidential Information” means any non-public scientific, technical, trade or business information possessed or obtained by, developed for or given to BIND which is treated by BIND as confidential or proprietary, whether or not labeled or identified as “Confidential”. Confidential Information will include, without limitation, information prepared in full or in part for BIND by Consultant, Materials and Developments (defined below) and information about or belonging to BIND’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

1.3	“Developments” means concepts, inventions, know-how, techniques, improvements, writings, data, computer software, Materials and rights (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that result from the performance of the Consulting Services (defined below), and/or result from use Confidential Information of BIND.

1.4	“Materials” means all materials furnished by BIND, all materials developed by Consultant in connection with the Consulting Services, and any materials, the cost of which are reimbursed to Consultant by BIND hereunder. Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials.

1.5	“Term” means the term of this Agreement as set forth in the Business Term Exhibit.

2.	Consulting Services. BIND retains Consultant and Consultant agrees to provide Consulting Services to BIND (the “Consulting Services”) as it may from time to time reasonably request and as specified in the business terms exhibit attached to this Agreement (“Business Terms Exhibit”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and BIND prior to commencement of the changes.

3.	Consulting Relationship. Consultant agrees, as a condition of this Agreement, to the following terms:

3.1	Compliance.

a.	With Policies and Regulations. In performing the Consulting Services, Consultant will comply with all business conduct, regulatory, and health and safety guidelines or regulations established by BIND or any governmental authority with respect to BIND’s business.

b.	Absence of Debarment. Consultant represents that Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.2	Absence of Restrictions. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times so that they will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

3.3	Confidential Information of Third Parties. The performance of the Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Consultant will not disclose to BIND any such confidential or proprietary information.

4.	Compensation. As full consideration for Consulting Services rendered under this Agreement, BIND agrees to pay Consultant and reimburse expenses as set forth in the Business Terms Exhibit.

5.	Developments.

5.1	Ownership. All Developments will be the exclusive property of BIND. All Developments that are “Works Made for Hire” as defined in the U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to BIND. To the extent Developments have not been previously assigned to BIND, Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to BIND, without further compensation, all right, title and interest in and to all Developments. During and after the Term, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of BIND and at BIND’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as BIND will reasonably request, in order to perfect and enforce BIND’s rights in the Developments. Consultant appoints BIND its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so.

5.2	Work at Third Party Facilities. Unless covered by an appropriate agreement between any third party and BIND, Consultant will not engage in any activities or use any third party facilities or intellectual property in performing the Consulting Services which could result in claims of ownership to any Developments being made by a third party.

6.	Confidentiality. During the Term and for a period of five (5) years thereafter, Consultant will not publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, any Confidential Information. Consultant will exercise all reasonable precautions to physically protect the confidentiality of the Confidential Information. Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to BIND. The obligations of non-disclosure will not apply to information which (a) was known to Consultant at the time it was disclosed, other than by previous disclosure by BIND, as evidenced by Consultant’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; or (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it, directly or indirectly, from BIND.

7.	Expiration/Termination.

7.1	Term. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit, unless sooner terminated pursuant to the express terms of this Section 7 or extended by mutual agreement of the parties.

7.2	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

7.3	Termination by BIND. BIND may terminate this Agreement immediately at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant or if the Consultant fails to execute and deliver to the Company contemporaneously with this Agreement the Omnibus Amendment to Stock Option Agreements attached hereto. A breach shall be not providing the services requested by BIND or any violation of this Agreement.

7.4	Effect of Expiration/Termination. Upon expiration or termination, neither BIND nor Consultant will have any further obligations under this Agreement, except that (a) the liabilities accrued through the date of expiration or termination, and (b) the terms of sections 1, 5, 6 and 9 will survive. Upon expiration or termination, and in any case upon BIND’s request, Consultant will return immediately to BIND all Confidential Information and copies thereof.

8.	Release.

Consultant, on Consultant’s behalf and on behalf of Consultant’s heirs, successors and assigns, hereby releases and forever discharges BIND and its affiliates, agents, servants, officers, employees, members, shareholders, directors, insurers, contractors, attorneys, successors and assigns from all claims of every kind, nature and description whatsoever, known or unknown, which Consultant or Consultant’s heirs, executors, administrators, or assigns now have or ever had from the beginning of the world to this date, including all matters relating to or arising from Consultant’s employment with BIND and the separation therefrom. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release claims that cannot be released as a matter of law or Consultant’s rights (a) to vested equity securities of BIND, (b) under this Agreement or (c) to indemnification by BIND pursuant to contract or applicable law.

9.	Miscellaneous.

9.1	Independent Contractor; Taxes.

a.	Independent Contractor. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between BIND and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular BIND employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, agent or officer with or of BIND.

b.	Taxes. Consultant will pay all required taxes on Consultant’s income from BIND under this Agreement. Consultant will provide BIND with Consultant’s taxpayer identification number or social security number, as applicable.

9.2	Use of Name. Consultant consents to the use by BIND of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that the materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to BIND.

9.3	Notice. All notices must be written and sent to the address or facsimile number identified in this Agreement or a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or as stated in the notice. Notices to BIND must be marked “Attention: Chief Executive Officer.”

9.4	Assignment. This Agreement is a personal services agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that BIND may assign this Agreement, in whole or in part, to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Agreement relates.

9.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter. The parties acknowledge Consultant is under additional continuing obligations (such as confidentiality, assignment of inventions, and non-competition) through Consultant’s employment agreement with BIND.

9.6	No Modification. This Agreement may be changed only by a writing signed by both parties.

9.7	Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable or too broad, that provision will be appropriately limited and reformed to the maximum extent permitted by applicable law.

9.8	Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, U.S.A., without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

BIND Therapeutics, Inc.

By	/s/ Scott Minick
duly authorized

Print Name	Scott Minick

Title	President & CEO

CONSULTANT:

/s/ Gregory Berk
duly authorized

Print Name	Gregory Berk, MD

Date	1-13-2014

Address

Telephone

Facsimile

Tax ID or SS No.:

(required for payment)

BUSINESS TERMS EXHIBIT

Consulting Agreement with Gregory Berk

1.	Consulting Services:

Consultant shall provide advice and services relating to BIND-014 and clinical development. Consultant shall provide one half day of services per week to BIND. Such services shall be at the direction of BIND.

2.	Compensation:

a.	Fees. Consultant will be paid $5,000 per month for services rendered at the request of BIND.

b.	Expenses. BIND will reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in rendering the Consulting Services, provided that those expenses in excess of two hundred dollars ($200) per month have been approved in advance by BIND. Further, all expenses must be confirmed by appropriate written expense statements and other supporting documentation.

c.	Invoicing/Payments. On the last day of each calendar month, Consultant will invoice BIND for Consulting Services rendered and expenses incurred during the preceding month. Invoices will contain detail as BIND may reasonably require and will be payable in U.S. Dollars. All undisputed payments will be made within forty five (45) days from BIND’s receipt of Consultant’s invoice.

d.	Total contract. Total contract (exclusive of any expenses) is not to exceed $35,000 per Terms of the Agreement, without the prior written consent of BIND.

e.	Stock. Contemporaneously with entering into this Agreement, Consultant shall execute and deliver to the Company the Omnibus Amendment to Stock Option Agreements attached hereto.

3.	Term:

This Agreement will be for an initial term of 6 months beginning on the Effective Date (the “Term”). The term may be extended on a month by month basis upon written approval of both parties.

4.	Reimbursement of Relocation Expenses;

Consultant was originally hired as an employee of BIND and BIND paid relocation expenses of Consultant. BIND confirms that Consultant is not obligated to repay any such relocation expenses due to the termination of Consultant’s employment with BIND.

5.	Compliance with BIND policies

Consultant shall comply with all BIND policies including interactions with Board Members. A copy of this policy will be provided to Consultant

6.	Interactions with parties outside of BIND

Consultant shall not issue, circulate, publish or utter, either orally or in writing, any false or disparaging statements, remarks or rumors about the BIND (which for purposes of this Agreement shall include any of its clinical trial results, product candidates, data, product development plans or practices or any of its current or former directors, officers, agents, partners, affiliates, representatives and stockholders), including without limitation the repetition or distribution of derogatory rumors, allegations or negative reports (whether of a professional or personal nature) to any third party regarding BIND, Consultant’s prior employment relationship with BIND or the termination of such relationship, which, in each case, could reasonably be expected to damage the business or reputation of BIND; provided that nothing in this paragraph shall preclude the Executive from making truthful statements that are necessary to comply with applicable law, regulation or legal process.